UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933



                         eConnect, Inc.
     (Exact name of registrant as specified in its charter)

    Nevada                                         43-1239043
(State of Incorporation)                           (I.R.S.
Employer ID No.)

 2500 Via Cabrillo Marina, Suite 112, San Pedro, CA       90731
(Address of Principal Executive Offices)                  (Zip
Code)


                         Consulting Plan
                    (Full title of the Plan)

Brian F. Faulkner, Esq., 3900 Birch St., Suite 113, Newport
Beach, CA 92660
(Name and address of agent for service)

(949) 975-0544
(Telephone number, including area code of agent for service)

Calculation of Registration Fee




 Title of     Amount to     Proposed     Proposed     Amount of
Securities        be        Maximum     Aggregate    Registratio
   to be      Registered    Offering     Offering       n Fee
Registered                 Price Per      Price
                           Share (1)

  Common      5,200,000      $.687     $3,572,400.      $
   Stock        Shares                      00       943.11

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices in May, 2000.

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering 1,900,000 shares of its common stock to James Wexler; 1,900,000 shares of its common stock to Dominique Einhorn; 700,000 shares of its common stock to Earl Gilbrech and 700,000 shares of its common stock to William Lane as partial compensation for consulting services to be rendered to or on behalf of the Company. This issuance of shares is being made pursuant to a Consulting Plan (the "Plan") adopted by the Board of Directors on February 7, 2000. The Board has equated this number of shares to the value of a portion of the consulting services provided or to be provided by Messrs. Wexler, Einhorn, Gilbrech and Lane. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

Item 2. Registrant Information and Employee Plan Annual
Information

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             Part II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

     (a)  The registrant's Articles of Incorporation filed on March 8,
     1999.

     (b)  The registrant's By-Laws filed on March 8, 1999.

     (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to above.

     (d) All documents subsequently filed by the registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act during the effectiveness of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts.

The shares registered herein are being issued to the consultants for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Item 3, Part II). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.

Item 9. Undertaking.

The registrant makes the following undertakings:

     (a) 1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                           SIGNATURES

The  Registrant. Pursuant to the requirements of  the  Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Las Vegas, State of Nevada, on May 17, 2000.

(Registrant) eConnect

By (Signature and Title) /s/Thomas S. Hughes
                  Chairman & CEO









Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.



      Signature                  Title                 Date

/s/ Thomas S. Hughes   President, Director       May 17,
THOMAS S. HUGHES                                 2000

/s/ Jack M. Hall       Secretary                 May 17, 2000
JACK M. HALL

/s/ D. Diane Hewitt    Treasurer                 May 17, 2000
D. DIANE HEWITT


                            Exhibits

  (a)  Opinion of Counsel: Legality

                          May 17, 2000
Board of Directors
eConnect, Inc.
2500 Via Cabrillo Marina, Suite 112
San Pedro, CA 90731

Gentlemen:

We   have   acted  as  securities  counsel  for  eConnect,   Inc.
("eConnect" or the "Company"). You have asked us to render this opinion to eConnect.

You have advised that:

  1. eConnect is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended
2.   James Wexler, Dominique Einhorn, Earl Gilbrech and William
Lane have acted and will continue to act as consultants to the Company.

  3. In their capacities as consultants, the above-named individuals have provided bona-fide services to the Company which are not in relation to the offer or sale of securities in a capital-raising transaction, and which did not either directly or indirectly promote or maintain a market for eConnect's securities.

  4. eConnect has agreed to issue its common stock to the above-named individuals as compensation for their services on behalf of eConnect.
5. The shares to be issued to these individuals are pursuant to corporate resolution and the approval of the Board of Directors of eConnect. These shares shall be registered pursuant to a Registration Statement on Form S-8.

We  have read such documents as have been made available  to  us.
For purposes of this opinion, we have assumed the authenticity of such documents.

Based on the accuracy of the information supplied to us, it is our opinion that eConnect may avail itself of a Registration Statement on Form S-8, and is qualified to do so. It is our further opinion that the above-named individuals are proper persons qualified to receive shares which are registered in a Registration Statement on Form S-8.

We  consent  to  the  use  of  this letter  in  the  Registration
Statement filed on Form S-8.

                                        Sincerely,


                                        /s/ Chapman & Flanagan
                                        Chapman & Flanagan, Ltd.